Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the business combination of Novacea and Transcept. For accounting purposes Transcept is considered to be acquiring Novacea in the merger inasmuch as the existing stockholders of Transcept will have a controlling interest in the combined company and the management of Transcept will be the management of the combined company. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of Novacea, while the historical results of Transcept are reflected in the results of the combined company. The transaction will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards, or SFAS, No. 141R, Business Combinations (revised 2007). Under the purchase method of accounting, the total consideration transferred, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements, is allocated to the assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values.

For purposes of these unaudited pro forma condensed combined financial statements, Novacea and Transcept have made preliminary allocations of the estimated purchase price to the assets to be acquired and liabilities to be assumed based on various preliminary estimates of their fair value, as described in Note 2 to these unaudited pro forma condensed combined financial statements. A final determination of these estimated fair values will be based on the actual net assets of Novacea that exist as of the date of completion of the merger, or January 30, 2009. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

•	net cash used in the Novacea operations between the signing of the merger agreement and the closing of the merger;

•	other changes in the Novacea net assets that occur prior to completion of the merger, which could cause material differences in the information presented below.

The unaudited pro forma condensed combined financial statements presented below are based on the historical financial statements of Novacea and Transcept, adjusted to give effect to the acquisition of Novacea by Transcept for accounting purposes. The pro forma adjustments are described in the accompanying notes presented on the following pages.

The unaudited pro forma condensed combined financial statements assume that, at the effective time of the merger, each share of Transcept stock will convert into the right to receive 0.14134 shares of Novacea common stock, after giving effect to the one-for-five reverse split of Novacea common stock.

The unaudited pro forma condensed combined balance sheet as of December 31, 2008 gives effect to the proposed merger as if it occurred on December 31, 2008 and combines the historical balance sheets of Novacea and Transcept as of December 31, 2008. The Transcept balance sheet information was derived from its audited balance sheet as of December 31, 2008 included as Exhibit 99.2 to this amended Current Report on Form 8K/A filed on or before March 31, 2009. The Novacea balance sheet information was derived from its audited condensed balance sheet included in the Transcept Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on or before March 31, 2009.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 is presented as if the merger was consummated on January 1, 2008, and combines the historical results of Novacea and Transcept for the year ended December 31, 2008. The historical results of Transcept were derived from its audited statement of operations for the year ended December 31, 2008 included as Exhibit 99.2 to this amended Current Report on Form 8-K/A filed on or before March 31, 2009. The historical results of Novacea were derived from its audited statement of operations included in the Transcept Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on or before March 31, 2009. The historical results presented below give effect to the one-for-five reverse stock split of Novacea common stock implemented immediately prior to the consummation of the merger.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Novacea and Transcept been a combined company during the specified period. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this Current Report. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of Transcept for the year ended December 31, 2008 included herein, and the historical financial statements of Novacea included in the Transcept Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission on or before March 31, 2009.

Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)

	December 31, 2008
	Transcept Historical	Novacea Historical	Pro Forma and Purchase Adjustments		Pro Forma Combined
Assets
Current assets:
Cash, cash equivalents and marketable securities	$11,883	$85,101	$—		$96,984
Interest receivable	—	481	—		481
Prepaid expenses & other current assets	382	457	—		839

Total current assets	12,265	86,039			98,304
Goodwill	—	—	2,868	G	2,868
Property and equipment, net	1,450	—	—		1,450
Other noncurrent assets	66	774	—		840

Total assets	$13,781	$86,813	$2,868		$103,462

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable & accrued liabilities	$2,043	$2,711	$1,998	A	$6,975
	—	—	237	C
	—	—	(14	) B
Long-term debt, current portion	3,347	—	—		3,347

Total current liabilities	5,390	2,711	2,221		10,322
Long-term debt, net of current portion	170	—	—		170
Warrant liability	600	—	(600	) D	—
Deposit for stock purchase	88	—	—		88
Lease liability, net of current portion	—	—	633	C	633
Deferred rent	77	70	—		147

Total liabilities	6,325	2,781	2,254		11,360
Convertible preferred stock	71,037	—	(71,037	) E	—
Stockholders’ equity (deficit):
Common stock	3	5	(2	) E	13
			7	E
Additional paid-in-capital	1,501	172,820	1,057	A	157,174
			(173,891	) F
			81,173	F
			71,032	E
			600	D
			14	B
			2,868	G
Deferred stock-based employee compensation	—	(75)	75	F	—
Accumulated other comprehensive income (loss)	26	368	(368	) F	26
Accumulated deficit	(65,111)	(89,086)	93,011	F	(65,111)
			(870	) C
			(3,055	) A

Total stockholders’ equity (deficit)	(63,581)	84,032	71,651		92,102

Total liabilities and stockholders’ equity (deficit)	$13,781	$86,813	$2,868		$103,462

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except per share amounts)

	Year Ended December 31, 2008
	Transcept Historical	Novacea Historical	Pro Forma Adjustments	Pro Forma Combined
Collaboration revenue	$—	$60,621	$—	$60,621
Operating expenses:
Research and development	10,381	11,681	—	22,062
General and administrative	7,924	16,896	—	24,820
Merger related transaction costs	1,967	—	—	1,967

Total operating expenses	20,272	28,577	—	48,849

Income (loss) from operations	(20,272)	32,044	—	11,772
Other income (expense):
Interest income (expense), net	(24)	2,778	—	2,754
Other income (expense), net	337	—	—	337

Total other income (expense)	313	2,778	—	3,091

Net income (loss)	$(19,959)	$34,822	$—	$14,863

Net income (loss) per share:
Basic	$(7.03)	$6.74	$—	$1.15

Diluted	$(7.03)	$6.72	$—	$1.11

Weighted average shares used in the computation of net income (loss) per share:
Basic	2,838	5,163	—	12,928

Diluted	2,838	5,184	—	13,383

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

On January 30, 2009, Novacea, Inc. (“Novacea”) completed its business combination with Transcept Pharmaceuticals, Inc. (“TPI”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization among Novacea, Pivot Acquisition, Inc., a wholly owned subsidiary of Novacea, and TPI, dated as of August 29, 2008 (the “Agreement”), as amended on December 23, 2008 by the Amendment to Agreement and Plan of Merger and Reorganization (the “Amendment,” along with the Agreement, collectively, the “Merger Agreement”), pursuant to which TPI became a wholly owned subsidiary of Novacea (the “Merger”). Also on January 30, 2009, in connection with the Merger, Novacea effected a 1-for-5 reverse stock split of its common stock, the name of Novacea was changed to “Transcept Pharmaceuticals, Inc.”, and the name of TPI became Pivot Acquisition, Inc. Following the closing of the Merger, the business conducted by Transcept Pharmaceuticals, Inc. became primarily the business conducted by TPI immediately prior to the Merger. The Merger, reverse stock split and the name change of Novacea were approved by the stockholders of Novacea at a special meeting of Novacea stockholders held on January 27, 2009. In the following discussion, “Transcept” refers to the public company, formerly known as Novacea and now known as Transcept Pharmaceuticals, Inc., and “TPI” refers to the subsidiary of Transcept resulting from the Merger, formerly known as Transcept Pharmaceuticals, Inc. and now known as Pivot Acquisition, Inc.

Under the terms of the Merger Agreement, Novacea issued shares of common stock to the TPI stockholders at the rate of 0.14134 shares of common stock, on a post 1-for-5 reverse split basis, for each share of TPI common stock outstanding. Transcept also assumed all of the stock options and stock warrants of TPI outstanding as of January 30, 2009, with each share of common stock of TPI underlying such options and warrants being converted to 0.14134 shares of Transcept common stock. After consummation of the Merger the former TPI stockholders, option holders and warrant holders owned approximately 61.24% of the Transcept common stock on a fully-diluted basis and the stockholders, option holders and warrant holders of Novacea prior to the Merger owned, as of the closing, approximately 38.76% of the Transcept common stock on a fully-diluted basis. Following the completion of the Merger and the reverse stock split, Transcept now has approximately 13.1 million shares of common stock outstanding.

The unaudited pro forma condensed combined financial statements assume that, at the effective time of the merger, each Transcept stock share will convert into the right to receive 0.14134 shares of Novacea common stock, after giving effect to the one-for-five reverse split of Novacea common stock implemented prior to the consummation of the merger.

Because Transcept security holders will own approximately 61.24% of the voting stock of the combined company after the transaction, Transcept is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. Accordingly, the assets and liabilities of Novacea will be recorded as of the merger closing date at their estimated fair values.

2. Purchase Price

On December 31, 2008, Novacea had 25.9 million shares of common stock outstanding and a market capitalization of $38.9 million. The fair value of the net assets of Novacea was $84.0 million as of December 31, 2008. Transcept has determined that the purchase consideration given is most reliably measured based on the fair value of the net assets exchanged, which consists almost entirely of cash, cash equivalents and marketable securities.

Measuring the fair value of the net assets to be received by Transcept was readily determinable based upon the underlying nature of the net assets. The fair value of the Novacea common stock is below the fair value of its net assets, the Novacea net asset value is primarily comprised of cash, cash equivalents, and marketable securities ($84.0 million as of December 31, 2008), and the Transcept interest in the merger is significantly related to obtaining the cash, cash equivalents and marketable securities of Novacea. Therefore, the fair value of the Novacea net assets as of December 31, 2008 is considered to be the best indicator of the fair value and, therefore, the purchase price. The estimated purchase price may change due to changes in the fair value of the net assets of Novacea during the period from December 31, 2008 to the actual merger date of January 30, 2009.

Under the purchase method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Novacea based on their estimated fair values as of the merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

A preliminary allocation of the total preliminary estimated purchase price, as described above, to the acquired assets and assumed liabilities of Novacea based on the estimated fair values as of December 31, 2008 is as follows (in thousands):

Preliminary Allocation of Purchase Price
Cash, cash equivalents and marketable securities	$85,101
Other assets	1,712
Goodwill	2,868
Existing assumed liabilities	(2,767)
Assumed lease obligations	(870)
Assumed severance, retention and other merger related obligations	(1,998)

Total	$84,046

The allocation of the estimated purchase price is preliminary because final balances as of the acquisition date are not yet available. The purchase price allocation will remain preliminary until Transcept management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

3. Pro Forma and Purchase Accounting Adjustments

The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to certain significant capital transactions of Transcept occurring as a direct result of the proposed merger, the acquisition of Novacea by Transcept for accounting purposes and an adjustment for contractual compensation liabilities owed to Novacea remaining employees for the impact of change of control provisions, in accordance with Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities.

The pro forma adjustments are as follows:

(A)	To reflect the accrual of change of control obligations for employees of Novacea that will become due at the closing of the merger totaling $1,998,000 in cash and the acceleration of Novacea restricted stock totaling $1,057,000.

(B)	To reflect the elimination of Novacea’s liability for early exercise of stock options upon closing of the merger.

(C)	To record a liability relating to unfavorable market lease terms for the South San Francisco office space lease of Novacea, Inc. based on discounted cash flows and calculated in accordance with the provisions of SFAS No. 141R.

(D)	To reflect the reclassification of Transcept’s warrant liability to additional paid-in-capital with regard to the expected conversion of Transcept’s convertible preferred stock warrants into warrants to purchase shares of Novacea common stock upon closing of the merger transaction. The entire $600,000 was credited to APIC as the par value was immaterial.

(E)	To reflect the conversion of all shares of Transcept convertible preferred stock and Transcept common stock into Novacea common stock and to record the common stock of the combined company.

Immediately prior to the effective time of the merger, each of the 52.0 million shares of Transcept preferred stock were converted into shares of Transcept common stock on a one-for one basis.

Assuming an exchange ratio for conversion into Novacea common stock of 0.14134, the 55.2 million shares of outstanding Transcept common stock, after the conversion of Transcept preferred stock, would be converted into 7.8 million shares of Novacea common stock with a par value of $0.001 per share. The 5.2 million shares of Novacea common stock at par value of $0.001, calculated on a fully-diluted basis plus 7.8 million shares of Novacea common stock resulted from the conversion of Transcept common stock, aggregate a total of approximately 13.0 million shares of Novacea common stock at par value of $0.001.

(F)	To reflect the elimination of the additional paid-in capital, accumulated deficit, deferred stock-based employee compensation and accumulated other comprehensive income of Novacea.

(G)	To reflect the estimated fair value of Novacea assets and resulting goodwill at the close of the merger as referred to in Note 2 above.